Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration File Nos. 333-104743, 333-144442, and 333-165075) of Forward Industries, Inc., of our report on our audit of the financial statements of Forward Industries, Inc. as of and for the year ended September 30, 2011 dated December 15, 2011, which appears in the annual report on Form 10-K of Forward Industries, Inc. for the year ended September 30, 2011.

/s/ J.H. Cohn LLP

Certified Public Accountants

December 15, 2011

New York, New York